Exhibit 5.1

WILSON SONSINI GOODRICH & ROSATI
PROFESSIONAL CORPORATION

650 PAGE MILL ROAD
PALO ALTO, CALIFORNIA 94304-1050
TELEPHONE 650-493-9300 FACSIMILE 650-493-6811

May 10, 2001

Solectron Corporation
777 Gibraltar Drive
Milpitas, California 95035

    RE: Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about May 10, 2001 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, the offer and sale of 769,989 shares of your Common Stock, par value $0.001 per share, under the Centennial Technologies, Inc. ("Centennial") 1999 Stock Incentive Plan, Centennial 1994 Stock Option Plan and Centennial 1994 Formula Stock Option Plan. Such shares of your Common Stock are referred to herein as the "Shares" and such plans and compensation agreements are referred to herein as the "Plans". Solectron Corporation assumed these Plans in connection with its acquisition of Centennial on April 30, 2001. As your counsel in connection with the foregoing transaction, we have examined the proceedings taken and are familiar with the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Shares pursuant to the Plans.

It is our opinion that, when issued and sold in the manner described in the Plans and pursuant to the agreements which accompany each grant under the Plans, the Shares will be legally and validly issued, fully paid and non-assessable Shares of your Common Stock.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,

/s/ Wilson Sonsini Goodrich & Rosati

WILSON, SONSINI, GOODRICH & ROSATI
Professional Corporation